Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the iShares® Russell 2000® Value ETF due March 3, 2026

Term Sheet dated February 5, 2020 to Preliminary Pricing Supplement dated February 5, 2020 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 6 years
Reference Asset	iShares® Russell 2000® Value ETF (Bloomberg ticker symbol “IWN”) (the “Fund”)
Pricing Date	February 27, 2020[1]
Issue Date	March 3, 2020[1]
Calculation Day	February 24, 2026[1]
Stated Maturity Date	March 3, 2026[1]
Original Offering Price[2]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this term sheet.
Starting Price	The fund closing price of the Fund on the pricing date[3]
Ending Price	The fund closing price of the Fund on the calculation day[3]
Threshold Price	75% of the starting price
Participation Rate	125% to 135%, to be determined on the pricing date
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06747P6W4 / US06747P6W47
Agent Discount	Up to 4.30%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%

Investment Description

•	Linked to the iShares® Russell 2000® Value ETF

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from the starting price to the ending price.

The maturity payment amount will reflect the following terms:

o	If the value of the Fund increases:

You will receive the original offering price plus 125% to 135% (to be determined on the pricing date) participation in the upside performance of the Fund

o	If the value of the Fund remains flat or decreases but the decrease is not more than 25%:

You will be repaid the original offering price

o	If the value of the Fund decreases by more than 25%:

You will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 25%, and possibly all, of the original offering price of your securities

•	Investors may lose more than 25%, and possibly all, of the original offering price

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PPS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PPS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day and/or the stated maturity date may be changed so that the stated term of the securities remains the same.

2 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $883.20 and $913.20 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-5 of the PPS.

3 For information regarding how the “fund closing price” is determined, please see “Terms of the Securities” in the accompanying PPS.

THIS TERM SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. The securities will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019 and the underlying supplement dated August 1, 2019, as supplemented or superseded by the PPS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities. Investors should carefully consider the terms of the securities set forth in the aforementioned documents.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

Hypothetical Payout Profile

The profile to the right is based on a hypothetical participation rate of 130% (the midpoint of the specified range for the participation rate) and a threshold price equal to 75% of the starting price.

For purposes of the following graph, “Fund return” means the percentage change from the starting price to the ending price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual participation rate and whether you hold your securities to maturity. If the participation rate is less than 130%, your actual return may be lower than the returns shown.

Hypothetical Returns

Hypothetical ending price	Percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,975.00	97.50%
$150.00	50.00%	$1,650.00	65.00%
$140.00	40.00%	$1,520.00	52.00%
$130.00	30.00%	$1,390.00	39.00%
$120.00	20.00%	$1,260.00	26.00%
$110.00	10.00%	$1,130.00	13.00%
$105.00	5.00%	$1,065.00	6.50%
$100.00(1)	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$74.00	-26.00%	$740.00	-26.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

The returns shown above reflect a hypothetical participation rate of 130% (the midpoint of the specified range for the participation rate) and a threshold price equal to 75% of the starting price. Each security has an original offering price of $1,000.

(1) The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price will be the fund closing price of the Fund on the pricing date. For historical closing prices of the Fund, see the historical information set forth under the section titled “The iShares® Russell 2000® Value ETF” in the accompanying PPS.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual maturity payment amount and the resulting pre-tax rate of return will depend on the actual starting price, actual ending price and actual participation rate. There can be no prediction of the fund closing price of the Fund on any day during the term of the securities, including on the calculation day. If the participation rate is less than 130%, the actual maturity payment amount and the resulting pre-tax rate of return may be lower than the maturity payment amounts and the resulting pre-tax rates of return shown above.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending price is greater than the starting price, the maturity payment amount will be equal to $1,000 plus:

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the maturity payment amount will be equal to $1,000

•	If the ending price is less than the threshold price, the maturity payment amount will be equal to $1,000 minus

If the ending price is less than the threshold price, you will lose more than 25%, and possibly all, of the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 25%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	Owning The Securities Is Not Equivalent To Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index.

•	The Securities Are Subject To Small-Capitalization Companies Risk.

•	The Investment Strategy Represented By The Fund May Not Be Successful.

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•	The Ending Price Is Not Based On The Fund Closing Price At Any Time Other Than The Calculation Day.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-10 of the accompanying PPS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The iShares® Russell 2000® Value ETF” in the PPS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the underlying supplement dated August 1, 2019, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PPS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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